MDU RESOURCES GROUP, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN
   ____________________________________________________________

I.         PURPOSE
           The purpose of the Executive Incentive Compensation Plan (the "Plan") is to provide an incentive for key executives of MDU Resources Group, Inc. (the "Company") to focus their efforts on the achievement of challenging and demanding corporate objectives.  The Plan is designed to reward successful corporate performance as measured against specified performance goals as well as exceptional individual performance.  When corporate performance reaches or exceeds the performance targets and individual performance is exemplary, incentive compensation awards, in conjunction with salaries, will provide a level of compensation which recognizes the skills and efforts of the key executives.

II.        DEFINITIONS
           Capitalized terms not otherwise defined herein shall have the meanings given them in the Company’s Executive Incentive Compensation Plan Rules and Regulations.

III.       BASIC PLAN CONCEPT
           The Plan provides an opportunity to earn annual incentive compensation based on the achievement of specified annual performance objectives.  A target incentive award for each individual within the Plan is established based on the position level and actual base salary, provided, however, that the Compensation Committee of the Board of Directors (the “Committee”) in its sole discretion, may, instead of actual base salary, use the assigned salary grade market value (midpoint) (“Salary”).  The target incentive award represents the amount to be paid, subject to the achievement of the performance objective targets established each year.  Larger incentive awards than target may be authorized when performance exceeds targets; lesser or no amounts may be paid when performance is below target.
           It is recognized that during a Plan Year major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management may substantially affect the ability of the Plan Participants to achieve the specified performance goals.  Therefore, in its review of corporate performance the Committee, in consultation with the Chief Executive Officer of the Company, may modify the performance targets.  However, it is contemplated that such target modifications will be necessary only in years of unusually adverse or favorable external conditions.

IV.       ADMINISTRATION
           The Plan shall be administered by the Committee with the assistance of the Chief Executive Officer of the Company.  The Committee shall approve annually, prior to the beginning of each Plan Year, the list of eligible Participants, and the target incentive award level for each position within the Plan.  The Plan’s performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during that Plan Year.  The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year.
           The Board of Directors of the Company may, at any time and from time to time, alter, amend, supersede or terminate the Plan in whole or in part, provided that no termination, amendment or modification of the Plan shall adversely affect in any material way an award that has met all requirements for payment without the written consent of the Participant holding such award, unless such termination, modification or amendment is required by applicable law.

V.        ELIGIBILITY
           Executives who are determined by the Committee to have a key role in both the establishment and achievement of Company objectives shall be eligible to participate in the Plan.
           Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, for any reason or no reason in the Company’s sole discretion, or confer upon any Participant any right to continue in the employment of the Company.  No executive shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award.

VI.       PLAN PERFORMANCE MEASURES
           Performance measures shall be established that consider shareholder and customer interests.  These measures shall be evaluated annually based on achievement of specified goals.
          The performance measure reflective of shareholder’s interest will be the percentage attainment of corporate goals, as determined each year by the Committee.  This measure may be applied at the corporate level for individuals, such as the Chief Executive Officer, or at the business unit level for individuals whose major or sole impact is on business unit results.
          Individual performance will be assessed based on the achievement of annually established individual objectives.
          Threshold, target and maximum award levels will be established annually for each performance measure and business unit.  The Committee will retain the right to make all interpretations as to the actual attainment of the desired results and will determine whether any circumstances beyond the control of management need to be considered.

VII.     TARGET INCENTIVE AWARDS
           Target incentive awards will be expressed as a percentage of each Participant’s Salary.  These percentages shall vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the Company’s or business unit’s objectives.  An exhibit showing the target awards as a percentage of Salary for eligible positions will be attached to this Plan at the beginning of each Plan Year.

VIII.    INCENTIVE FUND DETERMINATION
           The target incentive fund is the sum of the individual target incentive awards for all eligible Participants.  Once the incentive targets have been determined by the Committee, a target incentive fund shall be established and accrued ratably by the Company.  The incentive fund and accruals may be adjusted during the year.
           At the close of each Plan Year, the Chief Executive Officer of the Company will prepare an analysis showing the Company's or business unit's performance in relation to each of the performance measures employed.  This will be provided to the Committee for review and comparison to threshold, target and maximum performance levels.  In addition, any recommendations of the Chief Executive Officer will be presented at this time.  The Committee will then determine the amount of the target incentive fund earned.

IX.      INDIVIDUAL AWARD DETERMINATION
           Each individual Participant's award will be based first upon the level of performance achieved by the Company or business unit and secondly based upon the individual's performance.  The performance measures applicable for assessing individual performance will be established at the beginning of each Plan

Year.  The assessment by the Committee, after consultation with the Chief Executive Officer, of achievement relative to the established performance measures, as determined by a percentage from 0 percent to 200 percent, will be applied to the Participant's target incentive award which has been first adjusted for Company or business unit performance.

X.        PAYMENT OF AWARDS
           Except as provided below or as otherwise determined by the Committee, in order to receive an award under the Plan, the Participant must remain in the employment of the Company or business unit for the entire Service Year.  If a Participant terminates employment with the Company pursuant to Section 5.01 of the Company’s Bylaws which provides for mandatory retirement for certain officers on their 65th birthday (or terminates employment with a subsidiary of the Company pursuant to a similar subsidiary Bylaw provision) and if the Participant’s 65th birthday occurs during the Service Year, determination of whether the performance measures have been met will be made at the end of the Service Year, and to the extent met, payment of the award will be made to the Participant, prorated.  Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant’s 65th birthday occurs.  The prorated award shall be paid as soon as practicable in the year following the Service Year, but in all events between January 1 and March 10.
           An individual Participant who transfers between the Company and business units may receive a prorated award at the discretion of the Committee.  Payments made under this Plan will not be considered part of compensation for pension purposes.  Payments will be made in cash as soon as practicable in the year following the Service Year, but in all events between January 1 and March 10.

           Incentive awards may be deferred if the appropriate elections have been executed prior to the beginning of the Service Year.  A deferral election will be effective only for the incentive award earned in the Service Year following the Plan Year in which the election is made.  Deferral elections may not be changed or revoked after the Service Year begins.  Deferred amounts shall be subject to the terms of the Plan and the Rules and Regulations as amended, and, to the extent not inconsistent therewith, the deferral election forms pursuant to which the amounts were deferred.  Deferred amounts will accrue interest at a rate determined annually by the Committee and specified in the Rules and Regulations.
           In the event of a "Change in Control" (as defined by the Committee in its Rules and Regulations) then any award deferred by each Participant shall become immediately payable to the Participant in cash, together with accrued interest thereon to the date of payment.  In the event the Participant files suit to collect the Participant's deferred award then all of the court costs, other expenses of litigation, and attorneys' fees shall be paid by the Company in the event the Participant prevails upon any of the Participant's claims for payment of a deferred award.

XI.      ACCOUNTING RESTATEMENTS
This Section XI shall apply to incentive awards granted to all Participants in the Plan.  Notwithstanding anything in the Plan or the Plan's Rules and Regulations to the contrary, if the Company's audited financial statements are restated, the Committee may, in accordance with the Company's Guidelines for Repayment of Incentives Due to Accounting Restatements, take such actions as it deems appropriate (in its sole discretion) with respect to
(a)           unpaid incentive awards under the Plan (including incentive awards relating to completed Plan Years, but with respect to which payments have not yet been made or deferred) ("Outstanding Awards") and
(b)           prior incentive awards that were paid (or deferred) within the three-year period preceding the restatement ("Prior Awards"), provided such Prior Awards were not paid prior to the date the Plan was amended to add this Section XI, if the calculation of the amounts payable, paid or deferred under such awards are, or would have been, directly impacted by the restatement, including, without limitation, (i) securing (or causing to be secured) repayment of some or all payments made pursuant to (or deferrals relating to) Prior Awards, (ii) making (or causing to be made) additional payments (or crediting additional deferrals), (iii) reducing or otherwise adjusting the amount payable pursuant to Outstanding Awards and/or (iv) causing the forfeiture of Outstanding Awards.  The Committee may, in its sole discretion, take different actions pursuant to this Section XI with respect to different awards, different Participants (or beneficiaries) and/or different classes of awards or Participants (or beneficiaries).  The Committee has no obligation to take any action permitted by this Section XI.  The Committee may consider any factors it chooses in taking (or determining whether to take) any action permitted by this Section XI, including, without limitation, the following:
(A)           The reason for the restatement of the financial statements;
(B)           The amount of time between the initial publication and subsequent restatement of the financial statements; and
(C)           The Participant's current employment status, and the viability of successfully obtaining repayment.
           If the Committee requires repayment of all or part of a Prior Award, the amount of repayment may be based on, among other things, the difference between the amount paid to the individual and the amount that the Committee determines in its sole discretion should have been paid based on the restated results.  The Committee shall determine whether repayment shall be effected (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be provided to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing.  Additionally, by accepting an incentive award under the Plan, Participants acknowledge and agree that the Committee may take any actions permitted by this Section XI with respect to Outstanding Awards to the extent repayment is to be made pursuant to another plan, program or arrangement maintained by the Company or any of its affiliates.

MDU RESOURCES GROUP, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

RULES AND REGULATIONS

The Compensation Committee of the Board of Directors of MDU Resources Group, Inc. (the "Company") adopted Rules and Regulations for the administration of the Executive Incentive Compensation Plan (the "Plan") on February 9, 1983, following adoption of the Plan by the Board of Directors of the Company on November 4, l982.

I.	DEFINITIONS

The following definitions shall be used for purposes of these Rules and Regulations and for the purposes of administering the Plan:

1.	The "Committee" shall be the Compensation Committee of the Board of Directors of the Company.

2.	The "Company" shall refer to MDU Resources Group, Inc. alone and shall not refer to its utility division or to any of its subsidiary corporations.

3.	"Participants" for any Plan Year shall be those executives who have been approved by the Committee as eligible for participation in the Plan for such Plan Year.

4.
"Payment Date" shall be the date set by the Committee for payment of awards pursuant to Section X of the Plan, other than those awards deferred pursuant to Section X of the Plan and Section VII of these Rules and Regulations.

5.	The "Plan" shall refer to the Executive Incentive Compensation Plan.

6.	The "Plan Year" shall be the calendar year.

7.	"Change in Control" shall mean the occurrence of any of the following transactions or events: (a) any person (which shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) ("Person") or group (as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; (b) any Person or group (as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of the stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (this part (b) applies only when there is a transfer of stock of the Company and the Company's stock remains outstanding after the transaction); (c) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company; or (d) any Person or group (as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding anything contained herein to the contrary, no transaction or event shall constitute a Change in Control for purposes of the Plan unless the transaction or event constitutes a change in the ownership of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), a change in effective control of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)) or a change in the ownership of a substantial portion of the assets of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)) and the term Change in Control shall be interpreted in a manner consistent with the proper interpretation of the similar provisions in the Section 409A Treasury Regulations.

8.	The “Code” shall mean the Internal Revenue Code of 1986, as amended.

9.
The "Moody's Rate" shall be the number that results from adding the daily Moody's Long-Term Corporate Bond Yield Average for "A" rated companies as of the last business day of each month for the 12-month period ending on October 31 of the prior Plan Year and dividing by 12.

10.	“Retirement” means the later of the day the Participant attains age 55 or the day the Participant ceases to be an employee of the Company, its utility division or any of its subsidiary corporations.

11.	“Service Year” means the Plan Year during which the services giving rise to the incentive award are performed.

12.
“Specified Employee” means an employee who, as of the date the employee separates from service, is a “specified employee” (as that term is used in Section 409A(a)(2)(B) of the Code), as determined under the Company's policy for determining specified employees.

II.	ADMINISTRATION

1.	The Committee shall have the full power to construe and interpret the Plan and to establish and to amend these Rules and Regulations for its administration.

2.	No member of the Committee shall participate in a decision as to their own eligibility for, or award of, an incentive award payment.

3.	Prior to the beginning of each Plan Year, the Committee shall approve a list of eligible executives and notify those so approved that they are eligible to participate in the Plan for such Plan Year.

4.
Prior to the beginning of each Plan Year, the Committee shall approve an Annual Operating Plan.  The Annual Operating Plan shall include the Plan's performance measures and target incentive award levels for each salary grade covered by the Plan for the following Plan Year.  The Plan’s performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during the Plan Year.  The Annual Operating Plan, insofar as it is relevant to each individual Participant, shall be made available by the Committee to each Participant in the Plan at the beginning of each Plan Year.

5.
The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year.  However, unless the Plan's performance objectives are met for the Plan Year, no award shall be made for that Plan Year.  Performance targets modified pursuant to Section III of the Plan will be deemed performance targets for purposes of determining whether or not these targets have been met.

III.	PLAN PERFORMANCE MEASURES

1.
The Committee shall establish the percentage attainment of corporate performance measure and the percentage attainment of individual goals measure.  The Committee may establish more or fewer performance measures as it deems necessary.

2.
The corporate performance measure may be set by reference to earnings, return on invested capital or any other measure or combination of measures deemed appropriate by the Committee.  It may be established for the Company or for the individual business unit.

3.	Individual performance will be assessed based on the achievement of annually established individual objectives.

4.
Plan performance measures may be applied at the corporate level for individuals such as the Chief Executive Officer whose major or sole impact is Company-wide, or at the business unit level for individuals whose major or sole impact is on the business unit results.  The Annual Operating Plan shall contain a list of individuals to whom the Plan performance measures will be applied at the corporate level and a list of those individuals for whom the Plan performance measures will be applied at the business unit level.  The relevant business unit for each individual will be identified.

5.
The Committee shall set threshold, target and maximum award levels for the performance measures, for each business unit, and for the Company.  Those levels shall be included in the Annual Operating Plan.

6.	The Committee will retain the authority to determine whether or not the actual attainment of these measures has been made.

IV.	TARGET INCENTIVE AWARDS

1.	Target incentive awards will be a percentage of each Participant’s Salary, as defined in the Plan.

2.	Target incentive awards shall be set by the Committee annually and will be included in the Annual Operating Plan.

V.	INCENTIVE FUND DETERMINATION

1.	The target incentive fund is the sum of the individual target incentive awards for all eligible Participants.

2.
Once individual incentive targets have been determined, a target incentive fund shall be established and accrued ratably by the Company.  The incentive fund and accruals may be adjusted during the year.

3.
As soon as practicable following the close of each Plan Year, the Chief Executive Officer will provide the Committee with an analysis showing the Company's and each relevant business unit's performance in relation to the performance measures.  The Committee will review the analysis and determine, in its sole discretion, the amount of the actual incentive fund.

4.	In determining the actual incentive fund, the Committee may consider any recommendations of the Chief Executive Officer.

VI.	INDIVIDUAL AWARD DETERMINATION

1.
The Committee shall have the sole discretion to determine each individual Participant's award. The Committee's decision will be based first upon the level of performance achieved by the Company or business unit and second upon the individual's performance.

2.
The Committee, after consultation with the Chief Executive Officer, shall set the award as a percentage from 0 percent to 200 percent of the Participant's target incentive award, adjusted for Company or business unit performance.

VII.	PAYMENT OF AWARDS

1.	On the date the Committee determines the awards to be made to individual Participants, it shall also establish the Payment Date.

2.	Except as provided below or as the Committee otherwise determines, in order to receive an award under the Plan, a Participant must remain in the employment of the Company for the entire Service Year.

3.
If a Participant terminates employment with the Company pursuant to Section 5.01 of the Company’s Bylaws, which provides for mandatory retirement for certain officers on their 65th birthday (or terminates employment with a subsidiary of the Company pursuant to a similar subsidiary Bylaw provision), and if the Participant’s 65th birthday occurs during the Service Year, determination of whether the performance measures have been met will be made at the end of the Service Year, and to the extent met, payment of the award will be made to the Participant, prorated.  Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant’s 65th birthday occurs.

4.
Payment of the awards shall be made in cash.  Payments shall be made on the Payment Date unless the Participant has deferred, in whole or in part, the receipt of the award by making an election on the deferral form attached hereto, prior to the beginning of the Service Year.  Deferral elections may not be changed or revoked after the Service Year begins.

5.
In the event a Participant has elected to defer receipt of all or a portion of the award, the Company shall set up an account in the Participant's name. The amount of the Participant's award to the extent deferred will be credited to the Participant's account on the Payment Date.

6.	The balance credited to an account of a Participant who has elected to defer receipt of an award will be an unsecured, unfunded obligation of the Company.

7.
Interest shall accrue on the balance credited to a Participant's account from the date the balance is credited.  Effective January 1, 2009, the rate of interest for each Plan Year shall be the Moody’s Rate.

8.	Interest shall be compounded and credited to the account monthly.

9.	A Participant may elect to defer any percentage, not to exceed l00, of an annual award.

10.
A Participant electing to defer any part of an award must elect one of the following dates on which (a) payment will be made, if payment will be made in a lump sum or (b) payments will commence, if payment will be made in monthly installments:

(1)	Between January 1 and March 10 next following termination of employment with the Company or an affiliated company; or

(2)	Between January 1 and March 10 of the fifth year following the year in which the award would have been paid had it not been deferred.

For Participants who previously elected to have payments made or commence on the Payment Date next following termination of employment, their payments will be made or commence between January 1 and March 10 next following their termination of employment with the Company or an affiliated company.  For Participants who elected to have payments made or commence on the Payment Date of the fifth year following the year in which the award may be made, their payments will be made or commence between January 1 and March 10 of the fifth year following the year in which the award would have been paid had it not been deferred.

11.
A Participant may elect to receive the deferred amounts accumulated in the Participant's account in monthly installments, not to exceed 120.  In the event the Participant elects to receive the amounts in the Participant's account in more than one installment, interest shall continue to accrue on the balance remaining in their account at the applicable rate or rates determined annually by the Committee.

12.
Notwithstanding anything contained in the Plan or these Rules and Regulations to the contrary, if a Specified Employee's employment terminates, to the extent required by Section 409A(a)(2)(B) of the Code, except as otherwise provided in paragraph 13 below of this Section VII of these Rules and Regulations, payment of any deferred amounts under the Plan that are to be paid during the 6-month period following the Specified Employee's termination of employment shall not be paid or provided until the first business day after the date that is 6 months following the Specified Employee's termination of employment.  Any payment that is made pursuant to the prior sentence shall include the cumulative amount of any amounts that could not be paid during the 6-month period following the Specified Employee's termination of employment.  To the extent payments are deferred pursuant to the prior sentence, such deferred amounts shall continue to accrue interest pursuant to Section VII of these Rules and Regulations until payment occurs.

For all purposes under the Plan and these Rules and Regulations, references to termination of employment and similar terms shall be interpreted to mean “separation from service,” as that term is used in Section 409A of the Code, and the Participant's employment shall not be deemed to have terminated for purposes of the Plan or these Rules and Regulations unless and until a separation from service shall have occurred for purposes of Section 409A of the Code.

13.
In the event of the death of a Participant in whose name a deferred account has been set up, the Company shall, within 90 days thereafter, pay to the Participant's estate or the designated beneficiary the entire amount in the deferred account.

14.
In the event of a "Change in Control" then any award deferred by each Participant shall become immediately payable to the Participant.  In the event the Participant files suit to collect a deferred award then all of the Participant's court costs, other expenses of litigation, and attorneys' fees shall be paid by the Company in the event the Participant prevails upon any of the Participant's claims for payment.